SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Valley Resources, Inc.
                (Name of Registrant as Specified In Its Charter)

                          Valley Resources, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                             VALLEY RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 9, 1997

To the Stockholders of
   VALLEY RESOURCES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 9, 1997, at 10:00 a.m., for the following purposes:

      1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

      2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 21, 1997 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                           By Order of the Board of Directors,

                                                  K. W. Hogan, Secretary

Mailed:  November 4, 1997

     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.

                             VALLEY RESOURCES, INC.
                                 P. O. Box 7900
                                1595 Mendon Road
                       Cumberland, Rhode Island 02864-0700

                                 PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Valley Resources, Inc., a Rhode Island corporation (the "Corporation"), for use at the Annual Meeting of the Stockholders of the Corporation to be held at 10:00 a.m. on Tuesday, December 9, 1997, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about November 4, 1997.

     A stockholder who executes a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation at the above address to such effect in writing before the Annual Meeting, by filing with the Corporation a superseding later-dated proxy, or by voting in person at the meeting. All shares represented by effective proxies will be voted at the Annual Meeting or any adjournment thereof. If the stockholder gives instructions as to any matter to be acted upon, the shares will be voted as so specified. If no instructions are indicated, proxies will be voted for the election of the nominees for director set forth below.


                   VOTING STOCK OUTSTANDING AND VOTING RIGHTS

     Holders of record of the Corporation's Common Stock, par value of $1 per share (the "Common Stock"), at the close of business on October 21, 1997 (the
"record date") are entitled to vote at the meeting. On the record date the Corporation had 4,968,085 shares of Common Stock outstanding. Each stockholder has one vote per share on each matter voted on at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable law, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     At the record date the following stockholders were known by the Corporation to be the beneficial owners of more than 5 percent of the outstanding Common Stock of the Corporation, being the only class of equity security issued and outstanding. Unless otherwise stated, the holders have sole voting and investment power.

                                                Amount of
    Name and Address                            Beneficial             Percent
   of Beneficial Owner                          Ownership              of Class
   -------------------                          ---------              --------
NYL Trust Company
51 Madison Avenue
New York, NY  10010..........................    821,379*                16.5

____________________
*Based on information in NYL Trust Company's Form 13G on file with the Securities and Exchange Commission. NYL Trust Company is the trustee of the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan.

     As of October 21, 1997, the nominees for election as directors, the current directors, the executive officers named in the Summary Compensation Table below, and all executive officers and directors as a group owned beneficially Common Stock of the Corporation in the amount set forth opposite their names (such ownership being reported to the Corporation by the nominees). Unless otherwise stated, the holders have sole voting and investment power.

                                       Amount of
       Name                           Beneficial                       Percent
of Beneficial Owner                   Ownership                        of Class
-------------------                   ---------                        --------
Ernest N. Agresti..................    33,644 (2)                        (1)
Melvin G. Alperin..................     4,402                            (1)
C. Hamilton Davison................       345                            (1)
Don A. DeAngelis...................     6,693                            (1)
Alfred P. Degen....................     4,343 (9)                        (1)
James M. Dillon....................     1,012 (3)                        (1)
Jonathan K. Farnum.................    12,129 (4)                        (1)
John F. Guthrie, Jr................     1,671 (5)                        (1)
Eleanor M. McMahon.................     4,218 (6)                        (1)
Kenneth W. Hogan...................     7,623 (9)                        (1)
Charles K. Meunier.................    10,733 (7)(9)                     (1)
Richard G. Drolet..................     9,491 (8)(9)                     (1)
All Directors and Officers as a
group, including above, 15 persons.   107,660 (9)                        2.2

(1) Ownership amounts to one percent or less.

(2) Includes 400 shares in an IRA in Mr. Agresti's wife's name to which he disclaims beneficial ownership, and 32,604 shares on which Mr. Agresti shares voting and investment power with his wife.

(3) Shares are held in a living trust of which Mr. Dillon is sole trustee with sole voting and investment power.

(4) Includes 7,668 shares held by Mr. Farnum's wife and children to which he disclaims beneficial ownership.

(5) Includes 100 shares held by Mr. Guthrie's children in which he shares voting and investment power.

(6) Shares are held in a living trust of which Dr. McMahon is sole trustee with sole voting and investment power.

(7) Includes 2,046 shares in which Mr. Meunier shares voting and investment power with his wife.

(8) Includes 347 shares owned by Mr. Drolet's wife in which he shares voting and investment power.

(9) Includes shares held in the Valley Resources 401(k) Employee Stock Ownership Plan based upon information as of October 21, 1997 provided by the plan Trustee.

                              ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that the three nominees, Messrs. Alperin, Degen and Davison, who are presently directors and whose terms expire at this meeting be elected to serve three-year terms. There are six other directors whose terms do not expire at this time. In accordance with the Rhode Island Business Corporation Act, directors are elected by a majority of votes of the shares represented at the Meeting and entitled to vote thereon.

     It is intended that the shares represented by proxy will be voted to elect the three nominees named below, unless authority to do so has been withheld by proxy.

     Should any of the nominees be unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. Each of the nominees has indicated a willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable.

     The nominees for election as directors as well as those directors whose terms have not expired are named below.

                           Position      First
                             Held        Served        Business Experience
                             with        in the             During
        Name         Age  Corporation   Position        Last Five Years
        ----         ---  -----------   --------        ---------------

Directors nominated for a term of three years:

Melvin G. Alperin    61  Director         1979   President, Brewster Industries,
  (1)(3)                                         real estate investments,
                                                 Pawtucket, Rhode Island.

Alfred P. Degen      50  President and    1994   Chief Executive Officer of
                         Director                Valley Resources, Inc. since
                         Chief Executive  1995   March 1995; President,
                         Officer                 Valley Resources, Inc. from
                                                 July 1994; Executive Vice
                                                 President, Philadelphia Gas
                                                 Works for more than 5 years
                                                 prior to July 1994.

C. Hamilton Davison  38  Director         1995   President and Chief Executive
  (1)                                            Officer of Paramount Cards,
                                                 Inc., a designer, manufacturer
                                                 and distributor of greeting
                                                 cards, Pawtucket, Rhode Island.
                                                 Mr. Davison is also a director
                                                 of Tufco Technologies, Inc., a
                                                 specialty printer and converter
                                                 of custom paper and nonwoven
                                                 material.

                           Position      First
                             Held        Served        Business Experience
                             with        in the             During
        Name         Age  Corporation   Position        Last Five Years
        ----         ---  -----------   --------        ---------------

Directors whose terms expire in 1998:

James M. Dillon      64  Director         1983   Retired; Director of
  (1)                                            Development, The Roman Catholic
                                                 Diocese, Bridgeport,
                                                 Connecticut from
                                                 November 1993 to December 1994;
                                                 First Vice President, Swiss
                                                 Bank Corporation, New York,
                                                 New York from April 1992 to
                                                 November 1993.

Jonathan K. Farnum   58  Director         1983   Chairman and President,
  (1)(2)(3)                                      Wardwell Braiding Machine
                                                 Company, a manufacturer of
                                                 special design machinery,
                                                 Central Falls, Rhode Island.

John F. Guthrie, Jr. 53  Director         1979   Vice President, The New
  (2)(3)                                         England, an insurance and
                                                 financial services company,
                                                 Boston, Massachusetts.


Directors whose terms expires in 1999:

Ernest N. Agresti    67  Director         1975   Retired; Partner in the law
  (2)(3)                                         firm of Edwards & Angell,
                                                 Providence, Rhode Island,
                                                 for more than five years prior
                                                 to retirement.

Don A. DeAngelis     58  Director         1976   Vice Chairman and Chief
  (2)(3)                                         Executive Officer, Murdock
                                                 Webbing Co., Inc., a manu-
                                                 facturer of narrow fabric,
                                                 Central Falls, Rhode Island.

Eleanor M. McMahon   68  Director         1984   Distinguished Visiting Profes-
  (1)                                            sor, A. Alfred Taubman Cen-
                                                 ter for Public Policy, Brown
                                                 University, Providence,
                                                 Rhode Island.

----------------
(1) Member, Audit Committee
(2) Member, Compensation Committee
(3) Member, Development Committee

                          GOVERNANCE OF THE CORPORATION

     Under the Articles of Incorporation and Bylaws of the Corporation, the Corporation is managed under the direction of the Board of Directors and by the officers to whom authority has been delegated. The Board is charged with the responsibility of selecting and evaluating senior officers, providing financial reports to the stockholders and considering other fundamental corporate matters, including dividends, issuance of stock and major corporate borrowings.

     During the fiscal year ended August 31, 1997, the Board met four times. Each member of the Board of Directors attended at least 75% of the aggregate of the meetings of the Board and its committees on which they served in that year.

     The Board has an Audit Committee consisting of Messrs. Alperin (Chairman), Davison, Dillon, Farnum and Dr. McMahon. The Committee met once during the fiscal year ended August 31, 1997. The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets periodically with management and the Corporation's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audits. The Audit Committee also reviews quarterly and annual filings made with the Securities and Exchange Commission.

     The Board has a Compensation Committee consisting of Messrs. DeAngelis (Chairman), Agresti, Farnum and Guthrie. The Compensation Committee met once during the fiscal year ended August 31, 1997. The Compensation Committee is charged with reviewing the salary administration program for management personnel, implementing the plan for that program and making appropriate recommendations to the Board of Directors.

     The Board has a Development Committee consisting of Messrs. Farnum (Chairman), Agresti, Alperin, DeAngelis and Guthrie. The Committee did not meet during the fiscal year ended August 31, 1997. The Development Committee meets periodically with management to discuss and evaluate plans to develop the overall strategic direction of the Corporation. The Committee makes appropriate recommendations to the Board regarding these plans. Work generally conducted by the Development Committee was undertaken by the entire board in fiscal 1997.

     The Board of Directors has no nominating committee as the Board as a whole studies the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     All directors, except Mr. Degen, receive an annual retainer fee of $6,000 and a fee of $600 per meeting attended. The members of the Audit, Compensation and Development Committees of the Board receive a fee of $600 per meeting attended with the chairman of each committee receiving a fee of $750. Under a formal plan, directors may elect to defer all or a portion of their fees earned for services as a director. Under the terms of the plan a director's deferred election includes a payment schedule specifying the date on which payment shall begin, which shall not be earlier than the Director's 65th birthday, nor later than the first day of the month following the date the Director attains age 70. At August 31, 1997, Messrs. Agresti, Alperin, Dillon, Farnum and Dr. McMahon had so elected to defer their fees. The Corporation has adopted a Director's Retirement Plan pursuant to which non- employee directors who (i) have completed a minimum of 10 years of board service and retire from the board at or after age 60 or (ii) retire from the board at or after age 70, are entitled to receive an annual retirement benefit for a 10-year period following retirement from the Board. The annual retirement benefit equals the annual director's retainer being paid on the date of retirement from the Board, with such amount being pro-rated in the case of directors with less than 10 years of service on the date of retirement.

                         EXECUTIVE OFFICER COMPENSATION

     The following tables and notes set forth the compensation provided by the Corporation to its Chief Executive Officer and the Corporation's other most highly compensated executive officers (the "Named Officers"), who earned in excess of $100,000 in fiscal 1997:


                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                                 -------------------
        Name and                    .                                      All Other
    Principal Position                  Year      Salary       Bonus     Compensation(1)
    ------------------                  ----      ------       -----     ---------------
Alfred P. Degen                         1997     179,536      38,235         4,316
  President and                         1996     167,447      15,000         4,500
  Chief Executive Officer               1995     152,500       5,063         1,000

Kenneth W. Hogan                        1997     131,809      18,836         1,813
  Senior Vice President,                1996     127,976       8,000           -0-
  Chief Financial Officer,              1995     118,667      13,000           -0-
  and Secretary

Charles K. Meunier                      1997     103,686      10,917         3,032
   Vice President,                      1996      99,763       5,000         1,970
   Operations                           1995      96,403       4,000         2,400


Richard G. Drolet                       1997      98,555      10,917         2,851
   Vice President,                      1996      93,673       4,500         1,780
   Information Systems and              1995      86,545       5,500         1,760
   Planning

----------------
(1) All full-time employees of Valley Resources who have completed one year of service are eligible to participate in the 401(k) Employee Stock Ownership Plan. Under this plan, a participating employee may contribute up to 20% of his base pay, and the Company will contribute each year from profits an amount equal to at least 50% of the participant's contribution to a maximum of 2% of base pay. The plan permits a participant to make contributions on a pretax basis under Section 401(k) of the Internal Revenue Code, thereby reducing his taxable compensation. In addition, the Company may make discretionary contributions as approved by the Board of Directors. Employer contributions under this plan for the benefit of executive officers named above were as follows: Mr. Degen $4,316 in 1997 and $4,500 in 1996;
     Mr. Hogan $1,813 in 1997; Mr. Meunier $3,032 in 1997, $1,970 in 1996 and
     $2,400 in 1995; and Mr. Drolet $2,851 in 1997, $1,780 in 1996 and $1,760 is
     1995.


Pension Plan

     The Corporation maintains a defined benefit plan (Employees' Retirement
Plan) covering all management and nonbargaining unit employees except the Corporation's subsidiaries, Morris Merchants, Inc. and Alternate Energy Corporation. Covered compensation under the plan includes only regular salary, excluding any fees, bonuses or other additional types of compensation. The covered compensation for the most recently available plan year was $5,824,005.

     The Corporation also maintains a supplemental retirement plan for certain officers of the Corporation, including Messrs. Degen and Hogan. This plan provides that the officer's retirement payment will approximate 65 percent of the combination of his final year base salary plus the average of the incentive compensation paid to the officer over the last three years.

     The following table sets forth the annual retirement benefit, using a straight life annuity, at the normal retirement age of 65, which would accrue for each year of credited service, using a formula based upon 1 1/2 percent of final average compensation times years of credited service and reduced by 1 percent of the employee's Social Security benefit multiplied by the number of years of credited service over the amount of the retirement annuity, at the indicated rates of compensation, assuming receipt of Social Security benefits of $1,000 per month. At August 31, 1997, Mr. Degen has two years of credited service, Mr. Hogan has 20 years, Mr. Meunier has 34 years and Mr. Drolet has 24 years. Table A sets forth the annual retirement benefit for participants in the supplemental retirement plan and Table B sets forth the benefit for all other pension plan participants.


Table A

  Final Year Compensation             Average Benefits for Years of
 Plus Average of Last Three            Credited Service Indicated
   Years Incentive Award       15 years   30 years   35 years   40 years
   ---------------------       --------   --------   --------   --------
$ 100,000 ..................   $ 53,000   $ 53,000   $ 53,000   $ 53,000
  125,000 ..................     69,250     69,250     69,250     69,250
  150,000 ..................     85,500     85,500     85,500     85,500
  175,000 ..................    101,750    101,750    101,750    101,750
  200,000 ..................    118,000    118,000    118,000    118,000
  225,000 ..................    134,250    134,250    134,250    134,250
  250,000 ..................    150,500    150,000    150,000    150,000
  300,000 ..................    183,000    183,000    183,000    183,000
  400,000 ..................    248,000    248,000    248,000    248,000
  450,000 ..................    292,500    292,500    292,500    292,500
  500,000 ..................    313,000    313,000    313,000    313,000

Table B

 Average Year Compensation              Average Benefits for Years of
for Five Consecutive Highest             Credited Service Indicated
   of the Last Ten Years         15 years  30 years  35 years  40 years
   ---------------------         --------  --------  --------  --------
$100,000 .....................   $20,700   $41,400   $48,300   $55,200
 125,000 .....................    26,325    52,650    61,425    70,200
 150,000(1) ..................    31,950    63,900    74,550    85,200

--------------------
(1)  Maximum compensation under the plan.


Termination Agreements

     The Corporation has entered into "termination agreements" with Messrs. Degen, Hogan, Meunier and Drolet, which provide certain benefits to those officers in the event of certain terminations of employment occurring after a change in control of the Corporation. A change in control is defined as the acquisition by any person or group of 20% or more of the voting power of the Corporation's stock or a change in a majority of the directors during any period of two consecutive years. Benefits payable in the event of a termination of employment by the Corporation other than for cause or by the officer for good reason (defined as a reduction in base salary or vacations, a significant change in duties, a failure by the Corporation to continue certain benefit plans or relocation) after a change in control include severance pay equal to 2.99 times base salary in the case of Mr. Degen, 2.5 times base salary in the case of Mr. Hogan and one times base salary in the case of Messrs. Meunier and Drolet. Severance benefits are payable for a period of 15 months after a change in control at 2 times base salary in the case of Mr. Degen and one year's base salary in the case of Messrs. Hogan, Meunier and Drolet. The termination agreements also provide for continuation of insurance benefits and a payment in lieu of continued participation in the Corporation's retirement plan, in each case measured by the same period of time as would apply to the termination payment referred to above. The termination agreements are automatically renewed each year for one year unless cancelled by the Corporation.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION DESIGN

     The design of the Corporation's executive compensation system is intended to attract, retain and motivate high quality executives with an individual and corporate performance-based compensation package that promotes achievement of both corporate and operating company goals for the benefit of both customers and stockholders. The program is designed to provide a competitive annual salary, and through variable performance elements, act as a mechanism to integrate the subsidiaries by common performance criteria. The goals defined within the incentive compensation components of the program act to focus management attention on annual and long-term business objectives. The Compensation Committee of the Board of Directors of Valley Resources, Inc. (the "Committee"), comprised solely of outside directors, is responsible for establishing, reviewing and administering the compensation plan for executive officers of the Corporation and its subsidiaries.

     The compensation package of each executive officer consists of base salary and the potential for an annual incentive award. The base salary component is based primarily upon comparative market- derived compensation data for jobs of comparable positions and breadth of responsibilities within the utility industry in New England and nationally. The annual incentive award is based upon the Corpo- ration's standings among a comparison group of companies in the utility industry. The comparison companies (the "Peer Group") are those companies used for measuring the Corporation's performance as set forth below under "Corporate Performance." For an executive officer to receive the targeted level of compensation the Corporation must meet certain shareholder and customer value criteria established by the Committee. This places a portion of the executive officer's compensation at risk and tied to annual and long-term corporate performance. The total of the base salary and incentive award is designed to meet the prevailing market level of compensation for a comparison group of companies when targeted levels of performance are achieved. When targeted levels of performance are exceeded the total compensation should surpass the market level.

     A discussion of the two components of executive officer compensation and decisions made by the Committee concerning the Named Officers and the Chief Executive Officer follows.


                                   BASE SALARY

     The base salary portion of the executive officers' compensation is market-based and not tied to corporate performance. The objective of the Committee is to establish a compensation level that approaches the midpoint of a sample group of companies with similar sales and complexities as the Corporation. In December 1995, the Committee met to review the data analysis that had been prepared by an independent compensation consultant to establish the base salary for calendar 1996 for each of the named officers. For calendar 1997 the base salary of each executive officer was adjusted to reflect changes in the market after consultation with the consultant. The base salary of the Chief Executive Officer approximates 89 percent of the comparison group of companies. The other executive officers approximate 96 percent of the comparison group.

                             ANNUAL INCENTIVE AWARD

     The annual incentive award is determined by a formula based upon the performance of the Corporation against the Peer Group during the fiscal year as measured against certain customer and stockholder value criteria on both a short and long term basis. The amount of the incentive award is a percentage of the officer's base salary and can range from 5 to 30 percent depending upon the level of performance and the position of the individual corporate officer. The criteria that are used and the weighted percentage of the award that is granted for that specific criteria are: net income, normalized for the impact of weather, as compared to budgeted net income, at 25 percent; 3-year average return on equity at 12.5 percent; market-to-book ratio at 12.5 percent; the ratio of long-term utility operating expenses to the long-term utility operating revenues at 25 percent; and Board of Directors discretion at 25 percent. If the weather normalized earnings result for the fiscal year does not equal at least 90 percent of the budget, then no incentive award is payable under the provisions of the plan.

     In December 1996, the Committee met to evaluate the fiscal 1996 results of operations. The net income of the Corporation on a normalized basis exceeded the threshold based upon the budget established for fiscal 1996 and thus the Compensation Committee considered the award of incentive compensation to eligible members of management. The three year average return on equity of the Corporation exceeded the three year average return on equity of the Peer Group by approximately 15 percent. The Corporation's market-to-book exceeded the Peer Group by nearly 23 percent. The current year operation and maintenance expense ratio to base revenues was 1.4 percent below the three year average. All these operating and performance results generated a portion of the bonus pool. In addition to these performance criteria the Committee also considered the successful off-system sales program in the utility company brought about by extremely cold weather around the country, the acquisition of Alternate Energy Corporation which provides the Corporation with entrance into the application of leading edge natural gas technologies, the redirection of VAMCO to the commercial/industrial sector providing an opportunity for greater margin and the securing of a grant for the implementation of a comprehensive employee training program to be conducted during fiscal 1997. The incentive award of the current Chief Executive Officer approximates 68 percent of the comparison group of companies. The incentive award for the other officers approximates 94 percent of the comparison group. The base salary plus the incentive award of the current Chief Executive Officer approximates 85 percent of the comparison group and 96 percent for the other executive officers.

     This report has been provided by the Compensation Committee.

                         Don A. DeAngelis (Chairperson)
                         Ernest N. Agresti
                         James M. Dillon
                         Jonathan K. Farnum
                         John F. Guthrie, Jr.


                              CORPORATE PERFORMANCE

     For fiscal 1997 Valley Resources, Inc. changed the Peer Group of companies that it uses to measure performance. The new Peer Group of companies consists of 14 companies whereas the former Peer Group consisted of 12. Companies removed from the Peer Group were Atmos Energy and MCN Corporation. Companies added were Colonial Gas Company, Connecticut Energy Corporation, CTG Resources, Inc., and Yankee Energy Services. In the opinion of the Company the capitalization of Atmos and MCN Corporation relative to the Peer Group as a whole was distorting the performance graph because of the weighting feature of the analysis placing so much importance to the performance of these two companies. These large capital diversified companies were replaced by four New England diversified companies. The Corporation feels the four companies added are more comparable to Valley Resources in both structure, geographic area and capitalization than the companies removed from the Peer Group.

     Both Peer Group comparisons are shown along with the AMEX stock index and the S & P natural gas index for the five year period ended fiscal year 1997. The graph assumes $100 invested, and all dividends were reinvested, in the Company and each of the indices at August 31, 1992. The Peer Groups consist of the following companies:

           New                                            Old
           ---                                            ---

   Bay State Gas Company                       Atmos Energy Corporation
   Berkshire Gas Company                       Bay State Gas Company
   Colonial Gas Company                        Berkshire Gas Company
   Connecticut Energy Corporation              Delta Natural Gas
   CTG Resources, Inc.                         Energynorth
   Delta Natural Gas                           Essex County Gas Company
   Energynorth, Inc.                           MCN Corporation
   Essex County Gas Company                    Mobile Gas Service Corporation
   Mobile Gas Service Corporation              National Gas & Oil Corporation
   National Gas & Oil Corporation              Providence Energy Corporation
   Providence Energy Corporation               Roanoke Gas Corporation
   Roanoke Gas Corporation                     Southeastern Michigan Energy
   Southeastern Michigan Energy                   Enterprises
      Enterprises
   Yankee Gas Services

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           Among Valley Resources, Inc., The AMEX Market Value Index,
     The S & P Natural Gas Index, a New Peer Group and an Old Peer Group



                                                       8/92  8/93  8/94  8/95  8/96  8/97
Valley Resources, Inc. .............................   100   149   126   116   135   135
New Peer Group .....................................   100   127   115   117   133   152
Old Peer Group .....................................   100   136   138   144   191   224
AMEX Market Value ..................................   100   120   119   140   147   175
S & P Natural Gas ..................................   100   134   120   136   184   222

* $100 INVESTED ON 08/31/92 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING AUGUST 31.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its insiders were in compliance.


                          1998 ANNUAL MEETING PROPOSALS

     Stockholders may submit proposals for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held on December 8, 1998 provided the proposal is received at the principal executive office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, prior to July 6, 1998.

                                    AUDITORS

     The Board of Directors has selected the firm of Grant Thornton LLP as the independent certified public accountants for the Corporation to audit its financial statements for the fiscal year 1997. This firm has served the Corporation in this capacity for several years. A representative of Grant Thornton LLP is expected to attend the Annual Meeting and will be available to respond to appropriate questions. It is not anticipated such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the meeting. Should any other business properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                              SOLICITATION EXPENSES

     The Corporation will bear the cost of the solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Although it is anticipated that proxies will be solicited principally by mail, proxies may be solicited by personal interview, telephone or telegraph, by certain of the Corporation's employees without compensation therefor.

                                            By Order of the Board of Directors,


                                            K. W. Hogan, Secretary
Cumberland, Rhode Island
November 4, 1997

                             VALLEY RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 9, 1997

To the Stockholders of
   VALLEY RESOURCES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 9, 1997, at 10:00 a.m., for the following purposes:

      1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

      2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 21, 1997 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                           By Order of the Board of Directors,

                                                  K. W. Hogan, Secretary

Mailed:  November 4, 1997

     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.


                             DETACH PROXY CARD HERE


1. Election of Directors FOR all nominees WITHHOLD AUTHORITY to vote *EXCEPTIONS
                         listed below     for all nominees listed below


Nominees: Melvin G. Alperin, Alfred P. Degen, C. Hamilton Davison (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ___________________________________________________________________

2. To consider and act upon other matters as they may properly come before the meeting and any and all adjournments thereof.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Change of Address or
Comments Mark Here

The signature on this Proxy should correspond exactly with stockhold-er's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: ___________________________, 199__


_______________________________________
             Signature


_______________________________________
             Signature

Votes must be indicated
(X) in Black or Blue ink.

              VALLEY RESOURCES, INC. PROXY/VOTING INSTRUCTION CARD
              ----------------------------------------------------
               This proxy is solicited on behalf of the Board of Directors of VALLEY RESOURCES, INC. for the Annual
                          Meeting on December 9, 1997

     The stockholder appoints A. P. Degen, K. W. Hogan and P. A. Morrison, and each of them, with full power of substitution in each, the proxies of the stockholder, to represent the stockholder and vote all shares of Valley Resources, Inc. Common Stock which the stockholder may be entitled to vote at the Annual Meeting of Stockholders to be held on December 9, 1997 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed will be voted in the manner directed herein by the stockholder. If no direction is given, this proxy will be voted FOR proposal 1.

                                                        VALLEY RESOURCES, INC.
                                                        P. O. BOX 11419
                                                        NEW YORK, NY  10203-0419


            (Continued, and to be signed and dated on reverse side.)